Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Dan Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gcu.edu

Media Contact:

Bob Romantic

Grand Canyon Education, Inc.

602-639-7611

Bob.romantic@gcu.edu

GRAND CANYON EDUCATION, INC. REPORTS

FOURTH QUARTER AND FULL YEAR 2017 RESULTS

PHOENIX, AZ., February 21, 2018—Grand Canyon Education, Inc. (NASDAQ: LOPE), a comprehensive regionally accredited university that offers over 225 graduate and undergraduate degree programs and certificates across nine colleges both online and on ground at its over 275 acre campus in Phoenix, Arizona, today announced financial results for the quarter and year ended December 31, 2017.

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Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2017 Results

For the three months ended December 31, 2017:

•	Net revenue increased 10.9% to $271.4 million for the fourth quarter of 2017, compared to $244.7 million for the fourth quarter of 2016.

•	End-of-period enrollment increased 10.2% to 90,297 at December 31, 2017, from 81,908 at December 31, 2016, as ground enrollment increased 9.2% to 18,842 at December 31, 2017, from 17,262 at December 31, 2016 and online enrollment increased 10.5% to 71,455 at December 31, 2017, from 64,646 at December 31, 2016.

•	Operating income for the three months ended December 31, 2017 was $91.3 million, an increase of 19.1% as compared to $76.7 million for the same period in 2016. The operating margin for the three months ended December 31, 2017 was 33.7%, compared to 31.3% for the same period in 2016.

•	The tax rate in the three months ended December 31, 2017 was 25.5% compared to 37.2% in the same period in 2016. This decrease was primarily due to the revaluation of our deferred tax assets and liabilities as a result of the Tax Cuts and Jobs Act (the “Act”) which was signed into law on December 22, 2017. The Act reduces the corporate federal tax rate from a maximum of 35% to a flat 21% rate effective January 1, 2018. Therefore, the University’s net deferred tax liability was required to be revalued as of December 22, 2017, resulting in the University recording a $10.7 million income tax benefit. Excluding the revaluation of the deferred tax assets and liabilities recorded in 2017, our effective income tax rate would have been 37.2% for the quarter. Additionally, the University continues to benefit from the adoption of the share-based compensation standard, which resulted in the recognition of excess tax benefits from share-based compensation awards that vested or settled in 2017 in the consolidated income statement. The inclusion of excess tax benefits and deficiencies as a component of our income tax expense will increase volatility within our provision for income taxes as the amount of excess tax benefits or deficiencies from share-based compensation awards are dependent on our stock price at the date the restricted awards vest, our stock price on the date an option is exercised, and the quantity of options exercised.

•	Net income increased 42.3% to $68.3 million for the fourth quarter of 2017, compared to $48.0 million for the same period in 2016.

•	Diluted net income per share was $1.41 for the fourth quarter of 2017, compared to $1.01 for the same period in 2016.

•	Adjusted EBITDA increased 16.5% to $108.5 million for the fourth quarter of 2017, compared to $93.1 million for the same period in 2016.

For the year ended December 31, 2017:

•	Net revenue increased 11.5% to $974.1 million for the year ended December 31, 2017, compared to $873.3 million for the same period in 2016.

•	Operating income for the year ended December 31, 2017 was $282.8 million, an increase of 19.2% as compared to $237.2 million for the same period in 2016. The operating margin for the year ended December 31, 2017 was 29.0%, compared to 27.2% for the same period in 2016. Operating income and operating margin for the year ended December 31, 2017, excluding contributions in lieu of state income taxes of $2.0 million, was $284.8 million and 29.2%, respectively. Operating income and operating margin for the year ended December 31, 2016, excluding contributions in lieu of state income taxes of $4.0 million and lease termination costs of $3.5 million, was $244.7 million and 28.0%, respectively.

•	The tax rate for the year ended December 31, 2017 was 28.3% compared to 37.1% in the same period in 2016. The lower effective tax rate is primarily due to the revaluation of our deferred tax assets and liabilities in the fourth quarter of 2017 as a result of the new tax law and our adoption of the share-based compensation standard in the first quarter of 2017. As a result of the Tax Cuts and Jobs Act (the “Act”) which was signed into law on December 22, 2017, the corporate federal tax rate was reduced from a maximum of 35% to a flat 21% rate effective January 1, 2018. The University’s net deferred tax liability was revalued as of December 22, 2017, and the University recorded a $10.7 million income tax benefit related to the revaluation of its deferred tax assets and liabilities. Excluding the revaluation of the deferred tax assets and liabilities recorded in 2017, our effective income tax rate would have been 32.1% for the year. Additionally, the University benefited in 2017 from the adoption of the share-based compensation standard, which resulted in the recognition of excess tax benefits of $16.5 million from share-based compensation awards that vested or settled in 2017 in the consolidated income statement. The inclusion of excess tax benefits and deficiencies as a component of our income tax expense will increase volatility within our provision for income taxes as the amount of excess tax benefits or deficiencies from share-based compensation awards are dependent on our stock price at the date the restricted awards vest, our stock price on the date an option is exercised, and the quantity of options exercised. These decreases were slightly offset by a decrease in the contributions made in lieu of state income taxes to school sponsoring organizations. Our contributions decreased from $4.0 million in 2016 to $2.0 million in 2017.

•	Net income increased 36.9% to $203.3 million for the year ended December 31, 2017, compared to $148.5 million for the same period in 2016.

•	Diluted net income per share was $4.22 for the year ended December 31, 2017, compared to $3.15 for the same period in 2016.

•	Adjusted EBITDA increased 16.6% to $354.6 million for the year ended December 31, 2017, compared to $304.1 million for the same period in 2016.

Balance Sheet and Cash Flow

The University financed its operating activities and capital expenditures during the years ended December 31, 2017 and 2016 primarily through cash provided by operating activities. Our unrestricted cash and cash equivalents and investments were $242.7 million and $108.6 million at December 31, 2017 and December 31, 2016, respectively. Our restricted cash and cash equivalents at December 31, 2017 and December 31, 2016 were $94.5 million and $84.9 million, respectively. In December 2012, we entered into a new credit agreement, which increased our term loan to $100 million with a maturity date of December 2019. Additionally, this facility, as amended in January 2016, provided a revolving line of credit in the amount of $150 million through December 2017 to be utilized for working capital, capital expenditures and other general corporate purposes. Indebtedness under the credit facility is secured by our assets and is guaranteed by certain of our subsidiaries. We did not renew our revolving line of credit at December 31, 2017 as we do not believe we need this additional liquidity at this time.

Net cash provided by operating activities for the years ended December 31, 2017 and 2016 was $304.9 million and $237.8 million, respectively. Cash provided by operations in 2017 and 2016 resulted from our increased net income plus non-cash charges for provision for bad debts, depreciation and amortization, timing of income tax and employee related payments and student deposits and changes in other working capital.

Net cash used in investing activities was $152.1 million and $216.0 million for the years ended December 31, 2017 and 2016, respectively. Our cash used in investing activities is primarily related to the purchase of short-term investments and capital expenditures, partially offset by proceeds from the sale or maturity of short-term investments. Purchases of short-term investments, net of proceeds of these investments, was $28.8 million for the year ended December 31, 2017. Proceeds from investment, net of purchases of short-term investments, was $20.8 million for the year ended December 31, 2016. Capital expenditures were $113.6 million and $178.3 million for the years ended December 31, 2017 and 2016, respectively. In 2017, capital expenditures primarily consisted of the construction of an additional dormitory, other ground campus building projects and land acquisitions adjacent to our campus to support our growing traditional student enrollment, as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. Included in off-site development for 2017 is $10.4 million we spent to finish the off-site student services center and parking garage that is in close proximity to our ground traditional campus. Employees that worked in two leased office buildings in the Phoenix area were relocated to this new building by the end of 2016. In 2016, capital expenditures primarily consisted of ground campus building projects that started in late 2015 such as three more apartment style residence halls, a 170,000 square foot classroom building for our College of Science, Engineering and Technology, a student service center, and a fourth parking structure, as well as land purchases adjacent to or near our Phoenix campus, and purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. Included in off-site development during 2016 is $60.7 million primarily related to the off-site student services center and parking garage.

Net cash used in financing activities was $35.7 million for the year ended December 31, 2017. Net cash provided by financing activities was $10.7 million for the year ended December 31, 2016. During 2017, $25.0 million was used to repay our revolving line of credit, $1.5 million was used to purchase treasury stock in accordance with the University’s share repurchase program and $9.8 million was used to purchase common shares withheld in lieu of income taxes resulting from restricted share awards while principal payments on notes payable and capital leases totaled $6.8 million, partially offset by proceeds from the exercise of stock options of $7.4 million. During 2016, net cash provided by financing activities consisted of net proceeds received from the revolving line of credit of $25.0 million and proceeds from the exercise of stock options of $13.2 million, partially offset by $15.4 million used to purchase treasury stock in accordance with the University’s share repurchase program and $4.7 million used to purchase common shares withheld in lieu of income taxes resulting from restricted share awards and principal payments on notes payable, repayments on our notes payable and capital lease payments totaled $7.2 million.

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Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2017 Results

2018 Outlook

Q1 2018:	Net revenue of $274.0 million; Target Operating Margin 31.5%; Diluted EPS of $1.39 using 48.6 million diluted shares; student counts of 91,500

Q2 2018:	Net revenue of $235.0 million; Target Operating Margin 23.2%; Diluted EPS of $0.85 using 48.6 million diluted shares; student counts of 80,900

Q3 2018:	Net revenue of $254.0 million; Target Operating Margin 24.9%; Diluted EPS of $0.98 using 48.7 million diluted shares; student counts of 98,400

Q4 2018:	Net revenue of $291.0 million; Target Operating Margin 33.0%; Diluted EPS of $1.47 using 48.9 million diluted shares; student counts of 97,100

Full Year 2018:	Net revenue of $1,054.0 million; Target Operating Margin 28.5%; Diluted EPS of $4.69 using 48.7 million diluted shares

Forward-Looking Statements

This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance, as well as; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our announced intention to sell our academic and related operations and assets to a non-profit entity and become a services company; our failure to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; the ability of our students to obtain federal Title IV funds, state financial aid, and private financing; potential damage to our reputation or other adverse effects as a result of negative publicity in the media, in the industry or in connection with governmental reports or investigations or otherwise, affecting us or other companies in the for-profit post-secondary education sector; risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards, including pending rulemaking by the Department of Education; competition from other universities in our geographic region and market sector, including competition for students, qualified executives and other personnel; our ability to properly manage risks and challenges associated with strategic initiatives, including the expansion of our campus, potential acquisitions or divestitures of, or investments in, new businesses, acquisitions of new properties, or the development of new campuses; our expected tax payments and tax rate, including the effect of the Tax Cuts and Jobs Act of 2017; our ability to hire and train new, and develop and train existing, faculty and employees; the pace of growth of our enrollment; our ability to convert prospective students to enrolled students and to retain active students to graduation; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; industry competition, including competition for qualified executives and other personnel; risks associated with the competitive environment for marketing our programs; failure on our part to keep up with advances in technology that could enhance the online experience for our students; the extent to which obligations under our loan agreement, including the need to comply with restrictive and financial covenants and to pay principal and interest payments, limits our ability to conduct our operations or seek new business opportunities; our ability to manage future growth effectively; general adverse economic conditions or other developments that affect job prospects of our students; and other factors discussed in reports on file with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2017 Results

Conference Call

Grand Canyon Education, Inc. will discuss its fourth quarter and full year 2017 results and 2018 outlook during a conference call scheduled for today, February 21, 2018 at 4:30 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-577-1769 (domestic and Canada) or 706-679-7806 (international), passcode 1769938 at 4:25 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. Web site at www.gcu.edu.

A replay of the call will be available approximately two hours following the conclusion of the call, at 855-859-2056 (domestic) or 404-537-3406 (international), passcode 1769938. It will also be archived at www.gcu.edu in the investor relations section for 60 days.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. is a comprehensive regionally accredited university that offers over 225 graduate and undergraduate degree programs and certificates across nine colleges both online and on ground at our over 275 acre campus in Phoenix, Arizona, at leased facilities and at facilities owned by third party employers of our students. We are committed to providing an academically rigorous educational experience with a focus on professionally relevant programs that meet the objectives of our students. Our undergraduate programs are designed to be innovative and meet the future needs of employers while providing students with the needed critical thinking and effective communication skills developed through a Christian-oriented, liberal arts foundation. We offer master and doctoral degrees in contemporary fields that are designed to provide students with the capacity for transformational leadership in their chosen industry, emphasizing the immediate relevance of theory, application, and evaluation to promote personal and organizational change. Approximately 90,300 students were enrolled as of December 31, 2017. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.

Grand Canyon Education, Inc. is regionally accredited by The Higher Learning Commission, Grand Canyon University, 3300 W. Camelback Road, Phoenix, AZ 85017, www.gcu.edu.

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Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2017 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
(In thousands, except per share data)
Net revenue	$271,418	$244,663	$974,134	$873,344
Costs and expenses:
Instructional costs and services	108,933	102,100	410,840	373,101
Admissions advisory and related	34,061	32,062	128,544	119,286
Advertising	23,678	21,000	98,608	88,152
Marketing and promotional	2,555	2,383	9,629	8,860
General and administrative	10,845	10,260	43,759	43,219
Lease termination costs	—	160	—	3,523

Total costs and expenses	180,072	167,965	691,380	636,141

Operating income	91,346	76,698	282,754	237,203
Interest expense	(527)	(497)	(2,169)	(1,328)
Interest and other income	757	199	2,943	249

Income before income taxes	91,576	76,400	283,528	236,124
Income tax expense	23,320	28,421	80,209	87,610

Net income	$68,256	$47,979	$203,319	$148,514

Earnings per share:
Basic income per share	$1.44	$1.03	$4.31	$3.22

Diluted income per share	$1.41	$1.01	$4.22	$3.15

Basic weighted average shares outstanding	47,342	46,470	47,140	46,083

Diluted weighted average shares outstanding	48,382	47,452	48,235	47,121

Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2017 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP financial measure, is defined as net income plus interest expense, less interest income and other gain (loss) recognized on investments, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) the amortization of prepaid royalty payments recorded in conjunction with a settlement of a dispute with our former owner; (ii) contributions to Arizona school tuition organizations in lieu of the payment of state income taxes; (iii) share-based compensation and (iv) one-time, unusual charges or gains, such as litigation and regulatory reserves, impairment charges and asset write-offs, and exit or lease termination costs. We present Adjusted EBITDA, a non-GAAP financial measure, because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA, and our loan agreement requires us to comply with covenants that include performance metrics substantially similar to Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period and does not consider the items for which we make adjustments (as listed above) to be reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool in that, among other things it does not reflect:

•	cash expenditures for capital expenditures or contractual commitments;

•	changes in, or cash requirements for, our working capital requirements;

•	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

•	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Unaudited, in thousands)
Net income	$68,256	$47,979	$203,319	$148,514
Plus: interest expense	527	497	2,169	1,328
Less: interest income and other	(757)	(199)	(2,943)	(249)
Plus: income tax expense	23,320	28,421	80,209	87,610
Plus: depreciation and amortization	13,687	12,865	53,932	45,387

EBITDA	105,033	89,563	336,686	282,590

Plus: royalty to former owner	74	74	296	296
Plus: fixed asset impairments	12	84	2,590	250
Plus: contributions in lieu of state income taxes	—	—	2,025	4,000
Plus: transaction expenses	212	—	212	1,136
Plus: estimated litigation and regulatory reserves	33	—	64	—
Plus: lease termination costs	—	160	—	3,523
Plus: share-based compensation	3,126	3,242	12,688	12,276

Adjusted EBITDA	$108,490	$93,123	$354,561	$304,071

Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2017 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

	December 31, 2017	December 31, 2016
	(Unaudited)
(In thousands, except par value)
ASSETS:
Current assets
Cash and cash equivalents	$153,474	$45,976
Restricted cash and cash equivalents	94,534	84,931
Investments	89,271	62,596
Accounts receivable, net	10,908	9,538
Income tax receivable	2,086	4,686
Other current assets	24,589	22,341

Total current assets	374,862	230,068
Property and equipment, net	922,284	855,528
Prepaid royalties	2,763	3,059
Goodwill	2,941	2,941
Other assets	723	897

Total assets	$1,303,573	$1,092,493

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$29,139	$24,824
Accrued compensation and benefits	23,173	19,697
Accrued liabilities	20,757	21,283
Income taxes payable	16,182	2,734
Student deposits	95,298	85,881
Deferred revenue	46,895	40,739
Current portion of notes payable	6,691	31,636

Total current liabilities	238,135	226,794
Other noncurrent liabilities	1,200	1,689
Deferred income taxes, noncurrent	18,362	23,708
Notes payable, less current portion	59,925	66,616

Total liabilities	317,622	318,807

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at December 31, 2017 and December 31, 2016	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 52,277 and 51,509 shares issued and 48,125 and 47,559 shares outstanding at December 31, 2017 and December 31, 2016, respectively	523	515
Treasury stock, at cost, 4,152 and 3,950 shares of common stock at December 31, 2017 and December 31, 2016, respectively	(100,694)	(89,394)
Additional paid-in capital	232,670	212,559
Accumulated other comprehensive loss	(724)	(910)
Retained earnings	854,176	650,916

Total stockholders’ equity	985,951	773,686

Total liabilities and stockholders’ equity	$1,303,573	$1,092,493

Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2017 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended December 31,
(In thousands)	2017	2016
Cash flows provided by operating activities:
Net income	$203,319	$148,514
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	12,688	12,276
Provision for bad debts	18,478	18,639
Depreciation and amortization	54,228	45,683
Deferred income taxes	(5,160)	8,432
Other, including fixed asset impairments	3,883	1,161
Changes in assets and liabilities:
Accounts receivable	(19,848)	(20,598)
Prepaid expenses and other	(2,399)	(1,715)
Accounts payable	5,378	(4,793)
Accrued liabilities	3,079	6,743
Income taxes receivable/payable	16,048	11,892
Deferred rent	(369)	(475)
Deferred revenue	6,156	2,863
Student deposits	9,417	9,139

Net cash provided by operating activities	304,898	237,761

Cash flows used in investing activities:
Capital expenditures	(113,586)	(178,292)
Purchases of land, building and golf course improvements related to off-site development	(10,368)	(60,727)
Proceeds received from note receivable	—	501
Return of equity method investment	685	1,749
Purchases of investments	(94,054)	(49,157)
Proceeds from sale or maturity of investments	65,259	69,925

Net cash used in investing activities	(152,064)	(216,001)

Cash flows (used in) provided by financing activities:
Principal payments on notes payable and capital lease obligations	(6,805)	(7,224)
Debt issuance costs	—	(194)
Net borrowings from revolving line of credit	(25,000)	25,000
Repurchase of common shares including shares withheld in lieu of income taxes	(11,300)	(20,062)
Net proceeds from exercise of stock options	7,372	13,207

Net cash (used in) provided by financing activities	(35,733)	10,727

Net increase in cash and cash equivalents and restricted cash	117,101	32,487
Cash and cash equivalents and restricted cash, beginning of period	130,907	98,420

Cash and cash equivalents and restricted cash, end of period	$248,008	$130,907

Supplemental disclosure of cash flow information
Cash paid for interest	$2,252	$1,220
Cash paid for income taxes	$69,606	$66,206
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$6,682	$7,746
Tax benefit of Spirit warrant intangible	$—	$253
Shortfall tax expense from share-based compensation	$—	$260

Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2017 Results

The following is a summary of our student enrollment at December 31, 2017 and 2016 by degree type and by instructional delivery method:

	2017(1)		2016(1)
	# of Students	% of Total	# of Students	% of Total
Graduate degrees(2)	37,339	41.4%	33,215	40.6%
Undergraduate degree	52,958	58.6%	48,693	59.4%

Total	90,297	100.0%	81,908	100.0%

	2017(1)		2016(1)
	# of Students	% of Total	# of Students	% of Total
Online(3)	71,455	79.1%	64,646	78.9%
Ground(4)	18,842	20.9%	17,262	21.1%

Total	90,297	100.0%	81,908	100.0%

(1)	Enrollment at December 31, 2017 and 2016 represents individual students who attended a course during the last two months of the calendar quarter. Includes 886 and 847 students pursuing non-degree certificates at December 31, 2017 and 2016, respectively.
(2)	Includes 7,703 and 7,084 students pursuing doctoral degrees at December 31, 2017 and 2016, respectively.
(3)	As of December 31, 2017 and 2016, 50.5% and 49.5%, respectively, of our working adult students (online and professional studies students) were pursuing graduate or doctoral degrees.
(4)	Includes both our traditional on-campus ground students, as well as our professional studies students.